Exhibit 1(c)
THE COMMONWEALTH OF MASSACHUSETTS
MICHAEL JOSEPH CONNOLLY
SECRETARY OF THE COMMONWEALTH
STATE HOUSE - BOSTON, MA
SUPPLEMENT TO DECLARATION OF TRUST
 We, J. Gary Burkhead, Senior Vice President, and Arthur S. Loring,
Secretary of
EQUITY PORTFOLIO:  INCOME
82 DEVONSHIRE STREET
BOSTON, MASSACHUSETTS  02109
do hereby certify that, in accordance with ARTICLE IX, SECTION 1 of the Declaration of Trust of EQUITY PORTFOLIO: INCOME, the following Supplement to said Declaraiton of Trust was duly adopted by a majority shareholder vote at a meeting duly called and held on December 12, 1990.
VOTED: That Article IX, Section 1 of the Amended and Restated Declaration of Trust
  dated August 1, 1986, be and it hereby is amended as follows:
"The Trustees shall at all times employ a bank or trust company having capital, surplus and undivided profits of at least two million dollars ($2,000,000), or such other amount or such other entity as shall be allowed by the Commission or by the 1940 Act, as custodian with authority as its agent, but subject to such restrictions, limitations or other requirements, if any, as may be contained in the Bylaws of the Trust:
(1) to hold the securities owned by the Trust and deliver the same upon written order or oral order, if confirmed in writing, or by such electro-mechancial or electronic devices as are agreed to by the Trust and the custodian, if such procedures have been authorized in writing by the Trust;
(2) to receive and receipt for any monies due to the Trust and deposit the same in its own banking deparment or elsewhere as the Trustees may direct; and
(3)  to disburse such funds upon orders or vouchers;
and the Trust may also employ such custodian as its agent:
(1) to keep the books and accounts of the Trust and furnish clerical accounting services; and
(2) to compute, if authorized to do so by the Trustees, the Net Asset Value of any Series in accordance with the provisions hereof;
all upon such basis of compensation as may be agreed upon between the Trustees and the custodian. If so directed by a Majority Shareholder Vote, the custodian shall deliver and pay over all property of the Trust held by it as specified in such vote.
The Trustees also may authorize the custodian to employ one or more sub-custodians from time to time to perform such of the acts and services of the custodian, and upon such terms and conditions, as may be agreed upon between the custodian and such sub-custodian and approved by the Trustees, provided that in every case such sub-custodian shall be a bank or trust company organized under the laws of the United States or one of the states thereof and having capital, surplus and undivided profits of at least two million dollars ($2,000,000) or such other person as may be permitted by the Commission, or otherwise in accordance with the 1940 Act as from time to time amended."
The foregoing supplement to the Declaration of Trust will become effective December 1, 1990 provided this supplement is filed in accordance with Chapter 182, Section 2, of the General Laws.
IN WITNESS whereof and under the penalties of perjury, we have hereunto signed our names this 18th day of December, 1990.



/s/J. Gary Burkhead  /s/Arthur S. Loring
   J. Gary Burkhead     Arthur S. Loring
   Senior Vice President     Secretary